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                                                                     EXHIBIT 99




                             [REPUBLIC LETTERHEAD]






                                 CONTACT:  Republic Industries    954-627-6000
                                           J. Ronald Castell      954-627-6061
                                           David Potts            954-627-6039

                                           ADT Limited            407-997-8406




                     ADT AND REPUBLIC INDUSTRIES TO COMBINE
           --Will Create Largest Electronic Security Service Provider
                    and Accelerate Plans for AutoNation USA



     Fort Lauderdale, FL July 1, 1996 - Republic Industries, Inc. (Nasdaq: RWIN) and ADT Limited (NYSE: ADT) jointly announced today that they have signed a definitive agreement providing for the combination of ADT and Republic. Under the terms of the agreement, which was approved by the Board of Directors of each company, ADT shareholders will receive .92857 shares of Republic common Stock for each share of ADT common stock, and ADT will become a wholly-owned subsidiary of Republic. The transaction is valued at approximately $5 billion. The exchange ratio was based on a price of $26 for each share of ADT common stock.

     As part of the transaction, ADT issued Republic a warrant to acquire 15 million shares of ADT common stock at an exercise price of $20 per share. The warrant is exercisable if the agreement is terminated for any reason.

     H. Wayne Huizenga, Chairman and Chief Executive Officer of Republic, stated "The combination of ADT and Republic will create the world's largest provider of electronic security services and strengthen our businesses at AutoNation USA."

     "On a combined basis, our security businesses will serve approximately 1.6 million customers in the United States, Canada, the United Kingdom and continental Europe."





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     "ADT Automotive consists of vehicle auction centers, reconditioning services, vehicle remarketing, title assistance, data management, truck and equipment services, and inventory management of leased and fleet vehicles. These operations and their management expertise in the automotive industry will enable us to accelerate AutoNation USA's business plans. At the same time, we will be able to capitalize on ADT's strong relationships with manufacturers and other suppliers of vehicles."

     "This exciting combination is consistent with our strategy of enhancing shareholder value by building businesses in high growth industries and capitalizing on opportunities to make these businesses well-recognized, branded leaders in their markets. This transaction represents a tremendous opportunity for the shareholders of both Republic and ADT." Mr. Huizenga said.

     Michael A. Ashcroft, Chairman and Chief Executive Officer of ADT, added "We are excited about the opportunities which this combination offers for the shareholders of both companies. Combining Republic's existing electronic security services business with ADT's will create a unique platform for future growth."

     "In addition, we are optimistic that the relationship between ADT Automotive and AutoNation USA will be beneficial to both businesses."

     Following the combination, Mr. Ashcroft will become a member of Republic's Board of Directors. He will also continue with his responsibilities as Chairman and Chief Executive Officer of ADT. Stephen J. Ruzika will continue as President of ADT's electronic security services division. Mr. Ruzika is currently Executive Vice President and Chief Financial Officer of ADT. Michael
J. Richardson will continue as President and Chief Executive Officer of ADT Automotive, which will become part of AutoNation USA.

     The transaction is intended to be tax-free to ADT's shareholders and will be accounted for as a pooling of interests. Completion of the transaction is subject to customary conditions, including the receipt of all required regulatory approvals and approval by both companies' shareholders. The transaction is also subject to ADT's receipt of a fairness opinion by no later than July 15, 1996.

     Republic anticipates issuing approximately 130 million shares of its common stock at the closing of the transaction and reserving an additional 38 million shares for the exercise of ADT options and warrants and the conversion of ADT Liquid Yield Option Notes in the future.

     Republic has also obtained a commitment from NationsBank that would increase its borrowing capacity from $250 million to $750 million. The Company currently has no borrowings under its existing facility.

     Republic is a diversified company operating in the electronic security service, solid waste, and out-of-home media industries. The Company is expanding into the automotive industry.




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     ADT is the largest single provider of electronic security services in
North America and the largest provider in the United Kingdom, providing continuous monitoring of commercial and residential security systems to over
1.4 million customers in North America and Europe.

     ADT is also the second largest provider of vehicle auction services in the United States, operating a network of 29 vehicle auction centers providing a comprehensive range of vehicle remarketing services to vehicle dealers and owners of and operators of vehicle fleets.





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